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                                                                    EXHIBIT 21.1


                            PERVASIVE SOFTWARE INC.
                        SUBSIDIARIES OF THE REGISTRANT



Pervasive Software Co., Ltd. - Japan

Pervasive Software GmbH - Germany

Pervasive Software N.V. - Belgium

Pervasive Software (Ireland) Limited - Ireland

Pervasive Software Limited - United Kingdom

Pervasive Software North Asia Limited - Hong Kong

Pervasive Software S.A.R.L. - France

Pervasive Software Company  -  Canada

EveryWare Development Inc. - Canada

EveryWare Development Corporation - Canada

Pervasive Acquisition Corporation - Canada


Note: EveryWare Development Inc., EveryWare Development Corporation, Pervasive Acquisition Corporation and Pervasive Software Company were amalgamated under Canadian law and continued as a single entity, Pervasive Software Company, effective August 1, 1999